EXHIBIT 99.1

Claire’s (Gibraltar) Holdings Limited

Unaudited Condensed Consolidated Balance Sheet

(in thousands)

August 4, 2018
ASSETS
Current assets:
Cash	$30,267
Inventories	55,260
Prepaid expenses	14,625
Other current assets	7,961

Total current assets	108,113

Property and equipment:
Furniture, fixtures and equipment	70,690
Leasehold improvements	97,526

168,216
Accumulated depreciation and amortization	(130,215)

38,001

Intercompany receivables	159,446
Goodwill	145,058
Intangible assets, net	197,022
Other assets	45,874

547,400

Total assets	$693,514

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt, net	$84,732
Trade accounts payable	36,558
Income taxes payable	6,149
Accrued interest payable	548
Accrued expenses and other current liabilities	36,054

Total current liabilities	164,071

Long-term debt, net	65,037
Deferred tax liability	4,384
Deferred rent expense	9,289

78,710

Stockholder’s equity:
Common stock	2
Additional paid in capital	770,859
Accumulated other comprehensive loss, net of tax	(41,276)
Accumulated deficit	(278,852)

450,733

Total liabilities and stockholder’s equity	$693,514

Claire’s (Gibraltar) Holdings Limited

Unaudited Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands)

	Three Months Ended	Six Months Ended
	August 4, 2018	August 4, 2018
Net sales	$114,994	$219,066
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	56,853	114,195

Gross profit	58,141	104,871

Other expenses:
Selling, general and administrative	43,983	91,715
Depreciation and amortization	4,088	8,632
Severance	365	653
Other (income) expense, net	(297)	739

	48,139	101,739

Operating income	10,002	3,132
Interest expense, net	2,754	5,230

Income before income tax expense (benefit)	7,248	(2,098)
Income tax expense (benefit)	2,006	(6,181)

Net income	$5,242	$4,083
Foreign currency translation adjustments	(928)	(3,041)
Net loss on intra-entity foreign currency transactions, net of tax	(4,690)	(10,398)

Other comprehensive loss	(5,618)	(13,439)

Comprehensive loss	$(376)	$(9,356)

CLSIP Holdings LLC

Unaudited Condensed Statement of Cash Flows

(in thousands)

Six Months Ended
August 4, 2018
Net cash provided by operating activities	$—
Net cash provided by investing activities	—
Net cash provided by financing activities	—

Net increase in cash and cash equivalents	—
Cash and cash equivalents, at beginning of period	—

Cash and cash equivalents, at end of period	$—

CLSIP LLC

Unaudited Condensed Statement of Cash Flows

(in thousands)

Six Months Ended
August 4, 2018
Net loss	$(3,284)
Non-cash pay-in-kind interest expense	2,889
Accrued interest payable	395

Net cash provided by operating activities	—
Net cash provided by investing activities	—
Payments of unamortized interest related to long-term debt	(3,008)
Intercompany activity, net	3,008

Net cash used in financing activities	—

Net decrease in cash and cash equivalents	—
Cash and cash equivalents, at beginning of period	6,500

Cash and cash equivalents, at end of period	$6,500

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